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                                                                    EXHIBIT 3(3)


                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES J CONVERTIBLE PREFERRED STOCK
                                       OF
                    INNOVATIVE GAMING CORPORATION OF AMERICA

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                       Pursuant to Section 302A.401 of the
               Business Corporation Act of the State of Minnesota
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     Innovative Gaming Corporation of America, a corporation organized and existing under the Minnesota Business Corporation Act (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Corporation's Board of Directors, effective June 15, 2001, pursuant to authority of the Board of Directors as required by Section 302A.401, Subdivision 3, of the Minnesota Business Corporation Act:

     RESOLVED, that pursuant to the authority granted to and vested in this Corporation's Board of Directors (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Articles of Incorporation, the Board hereby authorizes a series of the Corporation's preferred stock (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers, and restrictions thereof as follows:

     Series J Convertible Preferred Stock:

                                   ARTICLE 1
                                  DEFINITIONS

     The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

     (a) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

     (b) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

     (c) "COMMON SHARES" or "COMMON STOCK" means shares of common stock, par value $0.01 per share, of the Corporation.

     (d) "COMMON STOCK ISSUED AT CONVERSION" when used with reference to the securities issuable upon conversion of the Series J Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series J Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.


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     (e) "CONVERSION DATE" means any day on which all or any portion of shares of the Series J Preferred Stock is converted in accordance with the provisions hereof.


     (f) "CONVERSION NOTICE" means a written notice of conversion substantially in the form annexed hereto as ANNEX A.

     (g) "CONVERSION RATE" means on any date of determination the applicable number of shares of Common Stock into which each share of Series J Preferred Stock is convertible on such date, as described in Section 6.1.

     (h) "CORPORATION" means Innovative Gaming Corporation of America, a Minnesota corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

     (i) "HOLDER" means the holder of the Series J Preferred Stock, any successor thereto, or any Person or Persons to whom the Series J Preferred Stock is subsequently transferred in accordance with the provisions hereof.

     (j) "ISSUE DATE" means, as to any share of Series J Preferred Stock, the date of issuance of such share.

     (k) "NASDAQ" means the Nasdaq National Market or Small Cap Market.

     (l) "OUTSTANDING" when used with reference to Common Shares or Capital Shares (collectively, "SHARES"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "OUTSTANDING" for purposes hereof.

     (m) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust, or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

     (n) "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement between the Corporation and the holders of Series J Preferred Stock.

     (o) "SERIES E PREFERRED SHARES" or "SERIES E PREFERRED STOCK" means the shares of Series E 6% Convertible Preferred Stock of the Corporation or such other convertible preferred stock of the Corporation as may be exchanged therefor.

     (p) "SERIES F PREFERRED SHARES" or "SERIES F PREFERRED STOCK" means shares of the Series F 6% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

     (q) "SERIES H PREFERRED SHARES" or "SERIES H PREFERRED STOCK" means shares of the Series H 6% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

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     (r) "SERIES J PREFERRED SHARES" or "SERIES J PREFERRED STOCK" means shares of the Series J Convertible Preferred Stock, par value $0.01 per share, of the Corporation, designated in this Certificate of Designation.

     (s) "STATED VALUE" has the meaning set forth in Article 2.

     (t) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

     All references to "CASH" or "$" herein mean currency of the United States of America.

                                   ARTICLE 2
                             DESIGNATION AND AMOUNT

     The designation of this series, which consists of 150,000 shares of Preferred Stock, is Series J Convertible Preferred Stock (the "SERIES J PREFERRED STOCK"), with a par value of $0.01 per share, and the stated value shall be $8.438 per share (the "STATED VALUE").

                                   ARTICLE 3
                                      RANK

     The Series J Preferred Stock shall rank junior to the Series E Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock.

                                   ARTICLE 4
                              NO PREEMPTIVE RIGHTS

     No Holder of Series J Preferred Stock shall be entitled as such, as a matter of right, to subscribe for, purchase, or receive any part of any stock of this Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

                                   ARTICLE 5
                           NO LIQUIDATION PREFERENCE

     (a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in

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the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), then no Holder of Series J Preferred Stock, as such, shall be entitled to any liquidation preference preventing distributions from being made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution, or winding-up.

                                   ARTICLE 6
                                   CONVERSION

     SECTION 6.1 Conversion Rate

     (a) At the option of the Holder, the shares of Series J Preferred Stock may be converted, either in whole or in part, into Common Shares at any time and from time to time following the Issue Date, at a Conversion Rate equal to ten
(10) shares of Common Stock per one (1) share of Series J Preferred Stock.

     (b) The number of shares of Common Stock due upon conversion of Series J Preferred Stock shall be (i) the number of shares of Series J Preferred Stock to be converted, multiplied by (ii) the number ten (10).

     SECTION 6.2 Exercise of Conversion Privilege

     (a) Conversion of the Series J Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed Conversion Notice to the Corporation. Each date on which a Conversion Notice is telecopied to the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Preferred Stock and issue the Common Stock Issued at Conversion, and all voting and other rights associated with the beneficial ownership of the Common Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the Persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series J Preferred Stock to the Corporation by express courier within 15 days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five Business Days after the Corporation's receipt of such Conversion Notice, the Corporation shall (i) issue the Common Stock issued at Conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, and cash, as provided in Section 6.3, in respect of any fraction of a Common Share issuable upon such conversion. Such conversion shall be deemed to have been effected at the

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time at which the Conversion Notice indicates so long as the Series J Preferred
Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series J Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.3), to surrender the Series J Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

     SECTION 6.3 Fractional Shares

     No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series J Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series J Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction.


     SECTION 6.4 Certain Conversion Limitations

     (a) Notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series J Preferred Stock (and the Corporation shall not have the right to pay dividends on the Series J Preferred Stock in shares of Common Stock) if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of more than 4.9% of the then Outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

                                   ARTICLE 7
                                 VOTING RIGHTS

     The Holders of the Series J Preferred Stock have no voting power, except as otherwise provided by the Minnesota Business Corporation Act (the "MBCA"), in this Article 7, and in Article 8 below.

     Notwithstanding the above, the Corporation shall provide each Holder of Series J Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the

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purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding, the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the MBCA the vote of the Holders of the Series J Preferred Stock, voting separately as a class or series applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least 95% of the outstanding shares of Series J Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of at least 95% of the outstanding shares of Series J Preferred Stock (except as otherwise may be required under the MBCA) shall constitute the approval of such action by the class. To the extent that under the MBCA holders of the Series J Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series J Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series J Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the MBCA.

                                   ARTICLE 8
                             PROTECTIVE PROVISIONS

     So long as shares of Series J Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the MBCA) of the Holders of at least 95% of the then outstanding shares of Series J Preferred Stock:

     (a) alter or change the rights, preferences, or privileges of the Series J Preferred Stock;

     (b) increase the authorized number of shares of Series J Preferred Stock;
or

     (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series J Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event Holders of at least 95% of the then outstanding shares of Series J Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series Preferred Stock, pursuant to subsection (a) above, so as to affect the Series J Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of 30 days to

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convert pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change or continue to hold their shares of Series J Preferred Stock.

                                   ARTICLE 9
                                 MISCELLANEOUS

     SECTION 9.1 Loss, Theft, Destruction of Preferred Stock

     Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series J Preferred Stock and, in the case of any such loss, theft, or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series J Preferred Stock, the Corporation shall make, issue, and deliver, in lieu of such lost, stolen, destroyed, or mutilated shares of Series J Preferred Stock, new shares of Series J Preferred Stock of like tenor. The Series J Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost, or stolen shares of Series J Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

     SECTION 9.2 Who Deemed Absolute Owner

     The Corporation may deem the Person in whose name the Series J Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series J Preferred Stock for the purpose of receiving payment of dividends on the Series J Preferred Stock, for the conversion of the Series J Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series J Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     SECTION 9.3 Stock-Transfer Register

     The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series J Preferred Stock. Upon any transfer of the Series J Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series J Preferred Stock register.

     SECTION 9.4 Withholding

     To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series J Preferred Stock.

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     SECTION 9.5 Headings

     The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

     SECTION 9.6 Severability

     If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


                            (Signature Page Follows)


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Designation to be signed by its duly authorized officers on July 16, 2001.


                              INNOVATIVE GAMING CORPORATION OF AMERICA


                               By:      /s/ Roland M. Thomas
                               Name:   Roland M. Thomas
                               Title:  Chief Executive Officer






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                                                                         ANNEX A


                                CONVERSION NOTICE

TO:  Innovative Gaming Corporation of America
     333 Orville Wright Court
     Las Vegas, Nevada  89119

     The undersigned owner of this Series J Convertible Preferred Stock (the "SERIES J PREFERRED STOCK") issued by Innovative Gaming Corporation of America (the "CORPORATION") hereby irrevocably exercises its option to convert __________ shares of the Series J Preferred Stock into shares of the common stock, par value $0.01 per share (the "COMMON STOCK"), of the Corporation in accordance with the terms of the Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series J Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series J Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series J Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series J Preferred Stock shall cease and the Person(s) in whose name(s) the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder(s) of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date:   _____________________


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                                                          Signature


Fill in for registration of Series J Preferred Stock:


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